Exhibit 99.1

Contango ORE Enters Into Project Finance Mandate With ING and Macquarie to Fund the Construction of Its Share of the Manh Choh Gold Project Alongside JV Partner Kinross Gold

HOUSTON--(BUSINESS WIRE)--March 20, 2023--Contango ORE, Inc. (“CORE,” “Contango” or the “Company”) (NYSE American: CTGO) is pleased to announce that it has entered into an agreement with ING CAPITAL LLC (“ING”) and Macquarie to arrange a US$70 million senior secured loan facility to fund its portion of the pre-production construction and working capital/operating expenditures for the Peak Gold Joint Venture (“PGJV”), owner of the Manh Choh gold project in Alaska. The project has received the federal permits needed for road construction and early work construction has already commenced. First gold production is expected in the second half of 2024.

Highlights

  Contango is the 30% owner and JV partner with a subsidiary of Kinross Gold Corporation (70% owner and manager) of PGJV which owns the Manh Choh gold project on land leased from the Tetlin Tribe within its 675,000 acres fee simple land package. Independently, the Company also owns the Lucky Shot gold project which it is actively exploring and developing. In addition, Contango owns the mineral rights to 137,000 acres of Alaskan state mining claims in the prolific Tintina Gold Belt north of the PGJV lands.
  Manh Choh is a high grade, 8g/t gold equivalent open pit gold project. Run-of-mine ore will be transported from the mine site to Kinross’s already operating Fort Knox processing facility near Fairbanks, Alaska.
  Contango has received significant interest from banks and alternative lenders to provide financing for its share of the Manh Choh project.
  Three potential lenders were chosen for the final round, and each performed independent due diligence and visited the mine site with their technical consultants prior to providing detailed term sheets.
  ING and Macquarie were selected and have now signed an exclusive mandate with Contango to provide US$70mm senior secured loan facility to fund the Company’s portion of pre-production capital requirements.
  The Facility is subject to final documentation, customary final diligence and credit approvals by the Lenders. The transaction is expected to close in April 2023.

Rick Van Nieuwenhuyse, the Company’s President and Chief Executive Officer, said, “We received very competitive terms for the senior loan facility and an attractive cost of capital for the company. Along with our upcoming equity raise, we will fully fund our obligation to the joint venture through production and execute on our other corporate objectives. Construction is under way and the project remains on track with first gold production expected in 2024. Contracts have been entered into for contract mining with Kiewit, a global mining and construction contractor and Black Gold Transport, a well-known local Alaska trucking company based in North Pole, Alaska. Capital costs are now 90% committed and the project remains on schedule and on budget. After we complete our funding requirements for PGJV, we will focus on continuing to build shareholder value. There is tremendous exploration upside on the vast Tetlin Lease and adjacent lands that we control. We also look forward to updating our shareholders and investors on exploration drill results at Lucky Shot, and publishing an initial SK1300 Technical Report Resource Estimate before the end of the month. In addition, we continue to evaluate other attractive strategic opportunities. This year will be a transformational year for Contango. I am excited about our plan to transform Contango into a gold producer and to the opportunities that being a producer will allow us to achieve.”

Roc Global, LLC, a mining, metals and clean energy focused investment advisory firm based in New York, is acting as the exclusive financial advisor to Contango for this financing.

ABOUT CORE

CORE is a company that engages in the exploration in Alaska for gold and associated minerals through a 30% interest in PGJV, which leases approximately 675,000 acres for exploration and development; and through 100% owned subsidiary, Contango Minerals Alaska, LLC, which leases approximately 137,000 acres for exploration. The Company also owns the rights to the Lucky Shot, Coleman and War Baby mines, and approximately 16,600 acres of surrounding mining claims located in the Willow Mining District about 75 miles north of Anchorage, Alaska. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE or PGJV; ability to realize the anticipated benefits of PGJV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; CORE’s inability to retain or maintain its relative ownership interest in PGJV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by the an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contacts

Contango ORE, Inc.
Rick Van Nieuwenhuyse
(713) 877-1311
www.contangoore.com